Amendment No.1
To Second Amended and Restated Research and License Agreement

This amendment agreement (this "**Amendment No.1**") is made this 24th day of December, 2009, by and between Brainstorm Cell Therapeutics, Inc., a company formed under the laws of the State of Delaware, having a place of business at 1350 Avenue of the Americas New York, NY 10019 ("**Brainstorm**") and Ramot at Tel Aviv University Ltd., a company formed under the laws of Israel, having a place of business at Tel Aviv University in Ramat-Aviv, Tel Aviv 61392, Israel ("**Ramot**").

WHEREAS Brainstorm and Ramot (each a "**Party**", and collectively the "**Parties**") entered into that certain Second Amended and Restated Research and License Agreement dated 26th day of July, 2007 (hereinafter, the "**Research and License Agreement**"), for the purpose of amending and replacing that certain Research and License Agreement between the parties dated March 30, 2006, which replaced an original Research and License Agreement between the parties dated July 12, 2004; and

WHEREAS In accordance with the provisions of Section 14.8 of the Agreement, the Parties wish to make the amendment to the Agreement set forth herein;

NOW THEREFORE in consideration for the mutual covenants and promises of the Parties set forth herein, the Parties agree as follows;

1. Section 2.2.1 of Research and License Agreement shall cease to apply following the date hereof.

2. Effective as of the date hereof, Section 4.3 of the Agreement is hereby replaced in its entirety with the following amended Section 4.3.

"4.3. Expenses.

4.3.1 Subject to Section 4.4 below, Licensee shall reimburse Ramot for all documented patent-related expenses incurred by Ramot pursuant to this Section 4 within thirty (30) days after Ramot invoices Licensee. In the event that Licensee fails to reimburse Ramot for its documented patent-related expenses for Ramot Patent or a Joint Patent within thirty (30) days of Ramot's invoice for the same, Licensee shall be deemed to have made an election pursuant to Section 4.4 not to pay for the prosecution, filing and maintenance of such Ramot Patent or Joint Patent going forward, with the consequences set forth in Section 4.4. Nothing in the foregoing shall relieve Licensee from its obligation to pay Ramot for patent-related expenses already invoiced to Licensee pursuant to this Section 4.3.1 with respect to such Ramot Patent or Joint Patent.

4.3.2 In addition to the foregoing, Ramot shall be entitled to require pre-payment of Ramot's anticipated expenses for actions relating to the prosecution, filing and maintenance of the Ramot Patents and/or the Joint Patents, in accordance with written payment requests which shall be issued by Ramot from time to time (each a

"**Pre-payment Request**"). Each such Pre-payment Request shall include the following details:

(a) the Ramot Patents and/or Joint Patents to which such payment request relates;

(b) a brief description of the patent-related action or actions for which expenses will be incurred (e.g., claim drafting, submission of application, payment of renewal or maintenance fee, response to office action, etc.);

(c) an estimate of Ramot's anticipated expense for taking such action, based on the reasonable estimate of Ramot and/or the Ramot's patent attorneys; and

(d) the date on which Ramot reasonably intends to take such action or intends to give instructions to Ramot's or the Parties' patent attorneys to take such action (hereinafter, the "**Required Action Date**");

4.3.3. Licensee shall pay to Ramot the estimated expenses set forth in each Pre-Payment Request on or prior to the date which is (i) thirty days following receipt of such Pre-payment Request, or (ii) ten days prior to the Required Action Date, whichever is the later (hereinafter, the "**Pre-payment Date**"). Upon issuance of Ramot's final invoice for the expenses actually incurred by Ramot with respect to such action, the Parties shall reconcile the difference between such final invoice and the amount already paid by Licensee in accordance with Ramot's estimate. In the event that the amount paid by Licensee in connection with a Pre-payment Request is higher than the amount actually paid by Ramot with respect to the same, Ramot shall repay the difference to Licensee within 30 Business Days, provided that Ramot shall be entitled to set off any such amounts against any other amount due or claimed to be due by Ramot under this Agreement.

4.3.4 In the event that Licensee fails to pay Ramot for the anticipated patent-related expenses set forth in a Pre-payment Request by the Pre-payment Date, Licensee shall be deemed to have made an election pursuant to Section 4.4 not to pay for the prosecution, filing and maintenance of the Ramot Patent or Joint Patent that is the subject of such pre-payment request, with the consequences set forth in Section 4.4."

3. Except as specifically provided for in this Amendment No.1, the terms and conditions of the Agreement shall remain unchanged and shall continue to apply in full force and effect.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Ramot at Tel Aviv University Ltd.

By: ______________________

Name: ***Ze'ev Weinfeld, Ph.D.***
CEO

Title: ______________________

By: ______________________

Name: ***Avi Nataneli***
Chief Financial Officer

Title: ______________________

Brainstorm Cell Therapeutics, Inc.

By: ______________________

Name RAMI EFRATI

Title: CEO

By: ______________________

Name ______________________

Brainstorm Cell Therapeutics Inc.

Title: ______________________